October 2015 Pricing Sheet dated October 20, 2015 relating to Preliminary Pricing Supplement No. 609 dated October 2, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Callable Contingent Income Securities due October 23, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index

Principal at Risk Securities

PRICING TERMS – OCTOBER 20, 2015
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$18,121,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	October 20, 2015
Original issue date:	October 23, 2015 (3 business days after the pricing date)
Maturity date:	October 23, 2025
Optional early redemption:	Beginning on October 24, 2016, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date for the redemption payment. If we decide to redeem the securities, we will give you notice at least 10 calendar days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly coupon otherwise due with respect to the related observation date.
Redemption dates:	Beginning on October 24, 2016, quarterly. See “Observation Dates, Contingent Coupon Payment Dates and Redemption Dates” below. If any scheduled redemption date is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.
Contingent quarterly coupon:

•  If, on any observation date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 7.65% (corresponding to approximately $19.125 per quarter per security) on the related contingent coupon payment date.

•  If, on any observation date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date.

Payment at maturity:	If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date

• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Coupon barrier level:	1,523.078, which is equal to approximately 75% of the initial index value
Downside threshold level:	1,218.462, which is equal to 60% of the initial index value
	Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$951.90 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$30 (1)
		$5 (2)	$965
Total	$18,121,000	$634,235	$17,486,765
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this pricing supplement together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Pricing Supplement No. 609 dated October 2, 2015

Prospectus Supplement dated November 19, 2014

Index Supplement dated November 19, 2014          Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Callable Contingent Income Securities due October 23, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	2,030.77, which is the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final observation date
Observation dates:	As set forth under “Observation Dates, Contingent Coupon Payment Dates and Redemption Dates” below, subject to postponement due to non-index business days or certain market disruption events. See “Postponement of observation dates” below. We also refer to the observation date immediately prior to the maturity date as the final observation date.
Contingent coupon payment dates:	Quarterly, beginning January 25, 2016, subject to postponement as described under “Postponement of contingent coupon payment dates and maturity date” below. See “Coupon Observation Dates” below.
Index performance factor:	The final index value divided by the initial index value.
CUSIP / ISIN:	61761JN47 / US61761JN478
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Contingent Coupon Payment Dates and Redemption Dates

Observation Dates	Contingent Coupon Payment Dates / Redemption Dates
1/20/2016	*1/25/2016
4/20/2016	*4/25/2016
7/20/2016	*7/25/2016
10/19/2016	10/24/2016
1/18/2017	1/23/2017
4/19/2017	4/24/2017
7/19/2017	7/24/2017
10/18/2017	10/23/2017
1/18/2018	1/23/2018
4/18/2018	4/23/2018
7/18/2018	7/23/2018
10/18/2018	10/23/2018
1/17/2019	1/23/2019
4/17/2019	4/23/2019
7/18/2019	7/23/2019
10/18/2019	10/23/2019
1/17/2020	1/23/2020
4/20/2020	4/23/2020
7/20/2020	7/23/2020
10/20/2020	10/23/2020
1/20/2021	1/25/2021
4/20/2021	4/23/2021
7/20/2021	7/23/2021
10/20/2021	10/25/2021
1/19/2022	1/24/2022
4/20/2022	4/25/2022
7/20/2022	7/25/2022
10/19/2022	10/24/2022
1/18/2023	1/23/2023
4/19/2023	4/24/2023
7/19/2023	7/24/2023
10/18/2023	10/23/2023
1/18/2024	1/23/2024
4/18/2024	4/23/2024
7/18/2024	7/23/2024
10/18/2024	10/23/2024
1/17/2025	1/23/2025
4/17/2025	4/23/2025
7/18/2025	7/23/2025
10/20/2025 (final observation date)	10/23/2025 (maturity date)

* The securities are not subject to early redemption at the issuer’s option until the fourth contingent coupon payment date, which is October 24, 2016.